EXHIBIT 10.1

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED
2000 STOCK INCENTIVE PLAN
OF ECLIPSYS CORPORATION

     The Amended and Restated 2000 Stock Incentive Plan (the “Plan”) of Eclipsys Corporation is hereby amended as follows (all capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Plan):

1.     The following new subsection (g) shall be added to the end of Section 5 of the Plan:

“(g) In no event shall any Option be repriced to a lower exercise price at any time during the term of such Option (other than adjustments for stock splits, stock dividends, recapitalizations and similar events as provided in the documents governing such Option), without the prior affirmative vote of a majority of outstanding shares of voting stock of the Company present at a stockholders’ meeting in person or by proxy and entitled to vote thereon. For this purpose, Options shall be deemed to be “repriced” if they are exchanged for or replaced with a new Option or other Award with a lower exercise or purchase price per share, or if they are cancelled and regranted with a lower exercise price. Any amendment or repeal of this provision shall require the affirmative vote of a majority of outstanding shares of voting stock of the Company present at a stockholders’ meeting in person or by proxy and entitled to vote thereon.”

2.     Except as aforesaid, the Plan shall remain in full force and effect.

Adopted by the Board of Directors on April 17, 2003.